APPENDIX 3

  INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
                         MOTOROLA CANADA LIMITED

     The following table sets forth the name, business address, and principal occupation or employment at the present time for each director and executive officer of Motorola Canada Limited. To the best of Motorola Canada Limited's knowledge, the citizenship of the directors and executive officers is as listed below. In addition, unless otherwise noted, each such person's business address is 1303 East Algonquin Road, Schaumburg, Illinois 60196.

DIRECTORS OF MOTOROLA CANADA LIMITED


Micheline Bouchard....Chairman of the Board, President and Chief
Executive Officer of Motorola Canada Limited. Her business address is:
3900 Victoria Park Avenue, North York, Ontario, M2H-3H7. Citizenship:
Canadian

Martin R. Motz....Vice President and Corporate Controller of Motorola
Canada Limited. His business address is: 3900 Victoria Park Avenue, North York, Ontario, M2H-3H7. Citizenship: Canadian

Paul A. Rode....Assistant Treasurer of Motorola Canada Limited.
Corporate Vice President and Director of Finance, Americas Region of Motorola, Inc. Citizenship: American



EXECUTIVE OFFICERS OF MOTOROLA CANADA LIMITED
(WHO ARE NOT ALSO DIRECTORS OF MOTOROLA CANADA LIMITED)


Garth L. Milne....Treasurer of Motorola Canada Limited. Senior Vice
President and Treasurer of Motorola, Inc. Citizenship: American